Black Hills Corp. Reports 2026 Second-Quarter Results and Reaffirms 2026 Earnings Guidance

•
Reaffirms 2026 adjusted earnings guidance in the range of $4.25 to $4.45 per share, excluding merger-related costs
•
Served new all-time peak load at Wyoming Electric driven primarily by growing large-load demand
•
Progressing toward completion of multiple definitive agreements for a 1.8 GW data center project in Wyoming
•
Completed regulatory requirements to receive new wildfire liability protections in South Dakota and Wyoming
•
On track to close merger with NorthWestern Energy pending approval from Montana as the final condition for closing

RAPID CITY, S.D. — Aug. 5, 2026 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second quarter ended June 30, 2026. Net income available for common stock and earnings per share, diluted (EPS) for the three and six months ended June 30, 2026, compared to the three and six months ended June 30, 2025, were:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
GAAP:
Net income available for common stock	$38.2	$27.5	$169.2	$161.7
Earnings per share, Diluted	$0.50	$0.38	$2.23	$2.24

Non-GAAP (a):
Adjusted earnings	$41.5	$27.5	$176.6	$161.7
Adjusted EPS	$0.54	$0.38	$2.33	$2.24

(a)
During the three and six months ended June 30, 2026, Black Hills incurred costs of $0.04 and $0.10 per share, respectively, related to the pending merger with NorthWestern Energy. See additional details in the GAAP-to-Non-GAAP reconciliation table in the Use of Non-GAAP Financial Measures section below. Minor differences may result due to rounding.

Second-quarter GAAP EPS was $0.50 compared to $0.38 in the same period in 2025. Second-quarter adjusted EPS was $0.54, excluding $0.04 of after-tax merger-related costs, compared to $0.38 in the same period in 2025. Financial results benefited from new rates and rider recovery, which more than offset higher financing and depreciation costs driven by capital investment and new assets in service.

Year-to-date GAAP EPS was $2.23 compared to $2.24 in the same period in 2025. Year-to-date adjusted EPS was $2.33, excluding $0.10 of after-tax merger-related costs, compared to $2.24 in the same period in 2025. Financial results benefited from new rates and rider recovery and cost management activities. These benefits more than offset $0.18 per share of impacts from mild weather and the impacts of higher financing and depreciation costs driven by capital investment and new assets in service.

“I’m extremely proud of our team and all we’ve accomplished in the first half of the year, delivering strong financial results and meaningful progress on our strategic initiatives,” said Linn Evans, president and CEO of Black Hills Corp. “We continued to advance our regulatory requests and execute our customer-focused capital plan, which includes our new 99-MW Lange II generation facility in South Dakota to be in service by year-end.

“We are also focused on serving our large-load demand pipeline of more than 3 GW in Wyoming. Our current financial plan includes 600 MW by 2030 driven by Microsoft’s expansion of existing operations and Meta’s new AI data center. We continue to make progress toward definitive agreements to serve a 1.8 GW data center project in Cheyenne, and other large-load customers, which would be additive to our plan.

“These significant large-load opportunities and the solid performance of our core businesses provide confidence in our ability to deliver in the upper half of our 4% to 6% long-term EPS growth target, and create compelling upside potential. We also look forward to a brighter energy future for all our stakeholders through our merger with NorthWestern Energy with only one regulatory approval remaining,” concluded Evans.

Merger with NorthWestern Energy Group, Inc.

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On Aug. 19, 2025, Black Hills Corp. and NorthWestern Energy announced a tax-free, all-stock merger. The transaction is expected to close by year-end 2026, subject to the satisfaction of certain closing conditions and remaining regulatory approval from the Montana Public Service Commission. All other remaining approvals and conditions for closing were received or satisfied, including approvals by shareholders of both companies, the completion of the waiting period on the Hart-Scott-Rodino Act, and approvals by the Federal Energy Regulatory Commission and regulatory commissions in Nebraska and South Dakota.

SECOND-QUARTER 2026 HIGHLIGHTS AND RECENT UPDATES

Electric Utilities

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On Aug. 4, South Dakota Electric filed a request with the South Dakota Public Utilities Commission (SDPUC) for recovery of costs related to its 99 MW, $320 million Lange II gas-fired generation project through a rider mechanism available under state law. The new facility under construction in Rapid City, South Dakota, is expected to be completed and in service during the fourth quarter of 2026 to replace generation resources planned for retirement and support updated reserve margin requirements.

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Year to date, Wyoming Electric recorded four new all-time customer load peaks driven primarily by growth in large-load data center demand. The new peaks advance a track record of 20 consecutive years of increasing electric demand in the Cheyenne, Wyoming region. The most recent peak of 439 MW on July 20, 2026, represents an increase of 16% over the peak of 379 MW on June 20, 2025.

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In July, South Dakota Electric and Wyoming Electric completed regulatory requirements for wildfire liability protections outlined in legislation enacted in 2025 and early 2026. On July 9, 2026, Wyoming Electric received approval from the Wyoming Public Service Commission (WPSC) of the company’s Wildfire Mitigation Plan. On July 2, 2026, South Dakota Electric submitted the company’s plan to the SDPUC in accordance with the legislation requirements.

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On June 30, Wyoming Electric submitted its 2026 Integrated Resource Plan to the WPSC based on a 20-year planning period, including a near-term period through 2033, which identified a near-term capacity shortfall of 95 MW beginning in 2027. Based on its forecasts and analysis, Wyoming Electric recommends the addition of 36 MW of new natural gas-fired reciprocating internal combustion engines (RICE), 50 MW of battery storage, and energy market purchases to meet the identified resource need. Wyoming Electric's IRP does not address Large Power Contract Service (LPCS) tariff capacity needs, which are handled separately under customer-specific agreements.

•
On June 19, Wyoming Electric filed a request with the WPSC to establish a new Large Customer Transmission Cost Adjustment Mechanism (LCTCAM) tariff. The LCTCAM provides a framework to directly recover transmission investment costs from LPCS customers who are served by, and benefit from, the transmission facility. The proposed mechanism is designed to ensure that customers not directly served by those facilities are protected from bearing those costs. The filing requests WPSC approval of the tariff by Sept. 1, 2026, with an effective date of Jan. 1, 2027.

•
On June 12, Colorado Electric filed a rate review request with the Colorado Public Utilities Commission seeking approval to recover approximately $184 million of critical investments since its last rate review in 2024. The rate review requested $27 million of new annual revenue based on a capital structure of 51% equity and 49% debt and a return on equity of 10.5%. The company is seeking new rates in the first quarter of 2027.

•
On April 22, Wyoming Electric entered into an agreement to procure long lead-time generation equipment with a prospective data center customer seeking to construct a 1.8 GW data center to be served under Wyoming Electric’s LPCS tariff. The customer provided $285 million in refundable advances through June 30, 2026, in support of milestone payments to secure generation equipment. In July, the parties amended this generation reservation agreement to increase the total refundable advances to $377 million with a new maturity date of Aug. 31, 2026. Wyoming Electric continues to negotiate definitive agreements with the prospective customer.

•
On March 18, South Dakota Electric filed a rate review request with the WPSC seeking approval to recover critical investments since its last rate review in 2014. The rate review requested $5 million of new annual revenue based on a capital structure of 53% equity and 47% debt and a return on equity of 10.5%. The company is seeking new rates in the first quarter of 2027.

•
On Feb. 19, South Dakota Electric filed a rate review request with the SDPUC seeking approval to recover critical investments since its last rate review in 2014. The rate review requested $51 million of new annual revenue based on a capital structure of 53% equity and 47% debt and a return on equity of 10.5%. The company is seeking interim rates to be effective 180 days after filing, with new rates to be finalized in the first quarter of 2027.

Gas Utilities

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On June 25, Kansas Gas received approval from the Kansas Corporation Commission of an abbreviated rate review request seeking $2.4 million in new annual revenue for capital placed in service through Dec. 31, 2025, based on authorized returns and capital structure under a black box settlement agreement for the July 2025 rate review. New rates were effective July 1.

•
On Dec. 5, 2025, Arkansas Gas filed a rate review request with the Arkansas Public Service Commission seeking approval to recover approximately $147 million of system investments for its natural gas pipeline infrastructure since its last general rate filing in 2023. The rate review requested $29 million of new annual revenue based on a capital structure of 50% equity and 50% debt and a return on equity of 10.5%. The company is seeking final rates in the second half of 2026.

Corporate and Other

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On July 28, Black Hills’ board of directors approved a quarterly dividend of $0.703 per share payable on Sept. 1, 2026, to common shareholders of record at the close of business on Aug. 17, 2026. On an annualized basis, the dividend represents 56 consecutive years of increases, the second-longest track record in the electric and natural gas industry.

•
During the second quarter, the company issued a total of 0.1 million shares of new common stock for net proceeds of $9 million. Year to date, the company issued a total of 0.7 million shares of new common stock under its at-the-market equity offering program for net proceeds of $50 million.

•
During the second quarter, Black Hills published its 2025 Corporate Sustainability Report, highlighting the company's continued progress toward emission reduction goals, strategic infrastructure investments and innovative solutions to deliver safe, reliable and cost-effective energy across the communities it serves. The company’s electric utilities achieved a 43% reduction in emissions intensity compared to 2005, continuing on pace to achieve its 70% by 2040 target. The natural gas utility reduced emissions by 25% since 2022, reflecting strong progress toward its net-zero by 2035 goal.

2026 ADJUSTED EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2026 adjusted EPS* to be in the range of $4.25 to $4.45, based on the following assumptions:

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Normal weather conditions within our utility service territories;
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Constructive and timely outcomes of utility regulatory dockets;
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Excludes merger-related costs;
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Excludes mark-to-market adjustments;
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Increase in operations and maintenance expense (excludes merger-related costs, depreciation and amortization, and taxes other than income taxes) of approximately 3.5% off 2025 of $580 million;
•
Equity issuance between $50 million and $70 million; and
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An effective tax rate of approximately 14% for the full year.

This guidance excludes the expected merger with NorthWestern Energy, which is expected to close by year-end 2026.

* The 2026 Adjusted EPS guidance shown above is a forward-looking, non-GAAP financial measure. The company is not able to provide comparable GAAP EPS guidance due to items that are not considered representative of the company's underlying operating performance that cannot be reasonably quantified for the full-year period. These items include merger-related costs the company expects to incur in 2026, in addition to any other unplanned items that may affect GAAP results in 2026.

USE OF NON-GAAP FINANCIAL MEASURES

As noted in this earnings release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has presented non-GAAP Adjusted earnings and Adjusted EPS, which reflect adjustments for expenses, gains and losses that the company believes do not reflect ongoing core operating performance, such as costs related to the pending merger with NorthWestern. The company’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. Our non-GAAP measures may not be comparable to those of other companies.

Reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net income available for common stock (GAAP)	$38.2	$27.5	$169.2	$161.7
Adjustment:
Merger-related costs	4.1	-	8.6	-
Less: tax effect of adjustment	(0.7)	-	(1.1)	-
Adjustment, net of tax	3.3	-	7.5	-
Rounding	-	-	(0.1)	-
Adjusted earnings (non-GAAP)	$41.5	$27.5	$176.6	$161.7

Weighted average shares, diluted	76.1	72.4	75.9	72.1

Earnings per share, diluted (GAAP)	$0.50	$0.38	$2.23	$2.24
Adjustment:
Merger-related costs	0.05	-	0.11	-
Less: tax effect of adjustment	(0.01)	-	(0.02)	-
Adjustment, net of tax	0.04	-	0.10	-
Adjusted EPS (non-GAAP)	$0.54	$0.38	$2.33	$2.24

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions, except per share amount)
Revenue	$452.8	$439.0	$1,233.5	$1,244.2

Operating expenses:
Fuel, purchased power and cost of natural gas sold	113.5	124.0	451.3	483.8
Operations and maintenance	150.5	147.6	298.6	301.3
Depreciation and amortization	75.3	69.8	150.1	139.0
Taxes other than income taxes	16.5	15.1	34.5	32.7
Total operating expenses	355.8	356.5	934.5	956.8

Operating income	97.0	82.5	299.0	287.4

Interest expense, net	(51.6)	(48.9)	(103.5)	(100.3)
Other income (expense), net	0.2	(0.4)	0.8	0.6
Income tax benefit (expense)	(5.2)	(4.4)	(22.8)	(22.5)
Net income	40.4	28.8	173.5	165.2
Net income attributable to non-controlling interest	(2.2)	(1.3)	(4.3)	(3.5)
Net income available for common stock	$38.2	$27.5	$169.2	$161.7

Weighted average common shares outstanding:
Basic	75.9	72.4	75.7	72.0
Diluted	76.1	72.4	75.9	72.1

Earnings per share:
Earnings per share, Basic	$0.50	$0.38	$2.24	$2.25
Earnings per share, Diluted	$0.50	$0.38	$2.23	$2.24

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding)

	Consolidating Income Statement
Three Months Ended June 30, 2026	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$226.3	$230.5	$(4.0)	$452.8

Fuel, purchased power and cost of natural gas sold	49.7	63.9	(0.1)	113.5
Operations and maintenance	65.5	81.7	3.3	150.5
Depreciation and amortization	40.9	34.4	-	75.3
Taxes other than income taxes	9.1	7.4	-	16.5
Operating income	$61.1	$43.1	$(7.2)	$97.0

Interest expense, net				(51.6)
Other income (expense), net				0.2
Income tax benefit (expense)				(5.2)
Net income				40.4
Net income attributable to non-controlling interest				(2.2)
Net income available for common stock				$38.2

	Consolidating Income Statement
Three Months Ended June 30, 2025	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$219.9	$223.0	$(3.9)	$439.0

Fuel, purchased power and cost of natural gas sold	55.3	68.9	(0.2)	124.0
Operations and maintenance	69.2	80.1	(1.7)	147.6
Depreciation and amortization	37.5	32.3	-	69.8
Taxes other than income taxes	8.9	6.2	-	15.1
Operating income	$49.0	$35.5	$(2.0)	$82.5

Interest expense, net				(48.9)
Other income (expense), net				(0.4)
Income tax benefit (expense)				(4.4)
Net income				28.8
Net income attributable to non-controlling interest				(1.3)
Net income available for common stock				$27.5

Three Months Ended June 30, 2026 Compared to the Three Months Ended June 30, 2025

•
Electric Utilities’ operating income increased $12.1 million primarily due to new rates and rider recovery driven by the Wyoming Electric's recently completed Ready Wyoming project;
•
Gas Utilities’ operating income increased $7.6 million primarily due to new rates and rider recovery driven by the Nebraska Gas and Kansas Gas rate reviews partially offset by higher operating expenses;
•
Corporate and Other operating loss increased $5.2 million primarily due to costs related to the pending merger with NorthWestern; and
•
Net interest expense increased $2.7 million primarily due to higher rates on increased debt.

	Consolidating Income Statement
Six Months Ended June 30, 2026	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$467.9	$773.6	$(8.0)	$1,233.5

Fuel, purchased power and cost of natural gas sold	116.5	335.1	(0.3)	451.3
Operations and maintenance	131.5	165.6	1.5	298.6
Depreciation and amortization	81.4	68.7	-	150.1
Taxes other than income taxes	18.3	16.2	-	34.5
Operating income	$120.2	$188.0	$(9.2)	$299.0

Interest expense, net				(103.5)
Other income (expense), net				0.8
Income tax benefit (expense)				(22.8)
Net income				173.5
Net income attributable to non-controlling interest				(4.3)
Net income available for common stock				$169.2

	Consolidating Income Statement
Six Months Ended June 30, 2025	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$456.6	$795.4	$(7.8)	$1,244.2

Fuel, purchased power and cost of natural gas sold	122.5	361.4	(0.1)	483.8
Operations and maintenance	138.0	168.1	(4.8)	301.3
Depreciation and amortization	74.6	64.4	-	139.0
Taxes other than income taxes	18.2	14.5	-	32.7
Operating income	$103.3	$187.0	$(2.9)	$287.4

Interest expense, net				(100.3)
Other income (expense), net				0.6
Income tax benefit (expense)				(22.5)
Net income				165.2
Net income attributable to non-controlling interest				(3.5)
Net income available for common stock				$161.7

Six Months Ended June 30, 2026, Compared to the Six Months Ended June 30, 2025

•
Electric Utilities’ operating income increased $16.9 million primarily due to new rates and rider recovery driven by the Colorado Electric rate review and Wyoming Electric's recently completed Ready Wyoming project partially offset by lower retail customer usage and unfavorable weather;
•
Gas Utilities’ operating income increased $1.0 million primarily due to new rates and rider recovery driven by the Nebraska Gas, Kansas Gas, and Arkansas Gas rate reviews mostly offset by unfavorable weather and higher operating expenses;
•
Corporate and Other operating loss increased $6.3 million primarily due to costs related to the pending merger with NorthWestern; and
•
Net interest expense increased $3.2 million primarily due to higher rates on increased debt partially offset by higher AFUDC debt.

OPERATING STATISTICS

Electric Utilities

	Revenue				Quantities Sold
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
By Customer Class	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(in GWh)
Retail Revenue -
Residential	$56.0	$54.1	$119.1	$120.5	327.0	321.0	685.9	727.4
Commercial	67.4	66.9	137.4	135.7	499.6	499.7	991.8	1,016.9
Industrial (a)	58.2	49.3	114.5	97.5	784.0	663.9	1,491.4	1,273.7
Municipal	4.4	4.3	8.7	8.8	35.8	34.1	66.8	68.7
Other Retail	(1.6)	3.5	1.7	6.9	—	—	—	—
Subtotal Retail Revenue - Electric	184.4	178.1	381.4	369.4	1,646.4	1,518.7	3,235.9	3,086.7
Wholesale	5.3	4.2	11.3	11.3	123.5	108.4	263.6	256.2
Market - off-system sales	2.5	10.7	13.4	22.0	90.4	220.0	288.7	393.6
Transmission	17.5	10.1	29.6	22.2	—	—	—	—
Other (b)	16.6	16.8	32.2	31.7	—	—	—	—
Total Revenue and Quantities Sold	$226.3	$219.9	$467.9	$456.6	$1,860.3	$1,847.1	3,788.2	3,736.5
Other Uses, Losses, or Generation, net (c)					142.3	125.4	245.5	219.5
Total Energy					2,002.6	1,972.5	4,033.7	3,956.0

(a)
The increase in industrial quantities sold for the three and six months ended June 30, 2026, compared to the same periods in 2025, was primarily driven by Wyoming Electric's large-load customers under the LPSC and BCIS Tariffs.
(b)
Includes Integrated Generation, inter-segment rent, and non-regulated services to our retail customers under the Service Guard Comfort Plan and Tech Services.
(c)
Includes company uses and line losses.

	Revenue				Quantities Sold
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
By Business Unit	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(in GWh)
Colorado Electric	$64.7	$66.3	$134.0	$138.7	534.9	524.1	1,030.8	1,056.4
South Dakota Electric	76.1	78.0	162.8	164.9	527.0	638.9	1,206.7	1,320.9
Wyoming Electric	75.5	64.8	150.2	131.4	777.1	665.2	1,503.6	1,311.0
Integrated Generation	10.0	10.8	20.9	21.6	21.3	18.9	47.1	48.2
Total Revenue and Quantities Sold	$226.3	$219.9	$467.9	$456.6	1,860.3	1,847.1	3,788.2	3,736.5

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
Degree Days	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days:
Colorado Electric	539	(8)%	623	5%	2,540	(18)%	3,356	8%
South Dakota Electric	980	(4)%	908	(12)%	3,547	(18)%	4,346	1%
Wyoming Electric	974	(14)%	1,085	(5)%	3,299	(21)%	4,225	2%
Combined (a)	781	(8)%	815	(5)%	3,044	(19)%	3,875	4%

Cooling Degree Days:
Colorado Electric	347	23%	235	(16)%	358	27%	235	(16)%
South Dakota Electric	102	(17)%	162	41%	102	(17)%	162	41%
Wyoming Electric	47	(41)%	60	(24)%	47	(41)%	60	(24)%
Combined (a)	201	9%	174	(4)%	206	11%	174	(4)%

(a)
Degree days are calculated based on a weighted average of total customers by state.

OPERATING STATISTICS (continued)

Gas Utilities

	Revenue				Quantities Sold and Transported
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
By Customer Class	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(Dth in millions)
Retail Revenue -
Residential	$111.6	$113.3	$423.3	$457.4	6.7	7.2	31.9	37.9
Commercial	39.8	42.0	165.3	176.3	3.8	4.0	15.9	18.0
Industrial	6.9	6.4	13.8	13.0	1.7	1.4	2.7	2.4
Other Retail (a)	6.7	6.9	21.4	21.6	—	—	—	—
Subtotal Retail Revenue - Gas	165.0	168.6	623.8	668.3	12.2	12.6	50.5	58.3
Transportation	44.8	42.1	99.3	99.8	37.9	36.2	84.1	86.7
Other (b)	20.7	12.3	50.5	27.3	—	—	—	—
Total Revenue and Quantities Sold	$230.5	$223.0	$773.6	$795.4	50.1	48.8	134.6	145.0

(a)
Includes Black Hills Energy Services revenue under the Choice Gas Program.
(b)
Includes inter-segment rent and non-regulated services under the Service Guard Comfort Plan, Tech Services, and HomeServe.

	Revenue				Quantities Sold and Transported
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
By Business Unit	2026	2025	2026	2025	2026	2025	2026	2025
	(in millions)				(Dth in millions)
Arkansas Gas	$41.5	$40.7	$163.6	$165.5	5.6	5.3	17.1	18.5
Colorado Gas	36.8	39.0	127.0	154.8	4.9	5.2	15.7	18.4
Iowa Gas	33.0	30.1	126.9	116.9	7.1	6.9	21.2	22.1
Kansas Gas	25.7	25.1	86.3	91.2	8.9	7.6	19.0	19.3
Nebraska Gas	63.6	57.9	194.4	188.1	16.2	16.4	42.5	46.1
Wyoming Gas	29.9	30.2	75.4	78.9	7.4	7.4	19.1	20.6
Total Revenue and Quantities Sold	$230.5	$223.0	$773.6	$795.4	50.1	48.8	134.6	145.0

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
Heating Degree Days	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Arkansas Gas (a)	155	(45)%	193	(33)%	1,727	(20)%	2,150	(2)%
Colorado Gas	716	(16)%	822	(5)%	2,775	(24)%	3,659	---
Iowa Gas	597	(12)%	640	(5)%	3,591	(9)%	3.928	(1)%
Kansas Gas (a)	274	(33)%	367	(9)%	2,308	(18)%	2.983	7%
Nebraska Gas (a)	532	(12)%	553	(9)%	3,077	(14)%	3.592	---
Wyoming Gas	1,061	(10)%	1,110	(7)%	3,525	(21)%	4.433	1%
Combined (b)	657	(31)%	658	(8)%	3,170	(21)%	3,740	---

(a)
Arkansas Gas and Kansas Gas have weather normalization mechanisms that mitigate the weather impact on Gas Utility margins. Nebraska Gas received NPSC approval to develop a two-year pilot program for a weather normalization mechanism which was effective in August 2025.
(b)
Heating degree days are calculated based on a weighted average of total customers by state excluding Kansas Gas and Nebraska Gas (effective in August 2025) due to their weather normalization mechanisms. Arkansas Gas is partially excluded based on the weather normalization mechanism in effect from November through April.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Aug. 6, 2026, to discuss the company's financial results.

To participate by phone and ask a question during the live broadcast, participants can access the event directly at Black Hills Corp. Conference Call. Please allow at least five minutes to register. Upon registration, dial-in information will be provided, including a personal identification number.

To access a listen-only webcast and view presentation slides, please register at Black Hills Corp. Webcast. At the conclusion of the call, a replay of the broadcast will be available at this link and at Black Hills’ investor relations website for up to one year.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves more than 1.37 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2026 earnings guidance, long-term growth target and our expectations for regulatory approvals for and the closing of the merger with NorthWestern Energy. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2025 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

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The accuracy of our assumptions on which our earnings guidance and long-term growth target is based;
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Our ability to obtain timely and adequate regulatory approvals and cost recovery;
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Our ability to execute our capital investment program and strategic initiatives;
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Our ability to access capital markets and successfully execute financing plans;
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The effects of inflation, interest rates, commodity prices, supply chain constraints and labor availability;
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Severe weather, wildfire, cybersecurity incidents (including risks associated with the use of artificial intelligence and evolving cyber threats), operational and other business risks;
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Our ability to serve customer growth opportunities, including large-load customers;
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Changes in laws, regulations and governmental policies; and
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The expected timing and likelihood of completion and our ability to realize the anticipated benefits of the proposed merger with NorthWestern, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed acquisition that could reduce anticipated benefits or give rise to the termination of the merger.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Sal Diaz
Phone	605-399-5079
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969